Exhibit 99.3

Kiddopotamus and Company

Condensed Balance Sheet (Unaudited)

(In thousands of dollars)

	March 31, 2008	March 31, 2007
ASSETS
CURRENT ASSETS
Cash		$34
Trade receivables, net of allowance for doubtful accounts of $198 as of March 31, 2008 and $199 as of March 31, 2007	$2,284	2,389
Inventory	3,258	1,419
Prepaids and other current assets	470	932
Deferred tax assets	268	269

TOTAL CURRENT ASSETS	6,280	5,043
Property and equipment, net	48	55
Goodwill	49	49
Other intangible assets, net	52	33
Other assets	2	2

TOTAL ASSETS	$6,431	$5,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$218	$790
Accounts payable and accrued expenses	1,125	881

TOTAL CURRENT LIABILITIES	1,343	1,671
Deferred tax liabilities	25	25

TOTAL LIABILITIES	1,368	1,696

STOCKHOLDERS’ EQUITY
Series A Convertible Preferred Stock; par value of $.01; 5,000,000 shares authorized, 4,090,021 shares issued and outstanding.	41	41
Common stock, par value of $.01 per share; 10,000,000 shares authorized, 5,000,000 shares issued and outstanding	50	50
Additional paid-in capital	2,357	2,357
Retained earnings	2,615	1,038

TOTAL STOCKHOLDERS’ EQUITY	5,063	3,486

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,431	$5,182

Kiddopotamus and Company

Condensed Statement of Income (Unaudited)

(In thousands of dollars)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net revenues	$3,789	$3,189
Cost of goods sold	2,245	1,912

GROSS PROFIT	1,544	1,277
Selling, general & administrative expenses	758	696

OPERATING INCOME	786	581

OTHER INCOME (EXPENSE)
Interest expense	(27)	(13)
Other income	64

INCOME BEFORE PROVISION FOR INCOME TAXES	823	568

Income tax expense	262	224

NET INCOME	$561	344

Kiddopotamus and Company

 Statements of Cash Flows

 (Dollars in thousands)

	Three Months Ended
	March 31, 2008	March 31, 2007
Cash flows from operating activities:
Net income	$561	$344
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	6	6
Deferred taxes	—	—
Changes in assets and liabilities
Increase in trade receivables	(14)	(836)
Increase (decrease) in inventory	(26)	254
Increase in accounts payable and accrued expenses	392	314
Decrease (increase) in prepaids and other current assets	562	(365)

Net cash provided by (used in) operating activities	1481	(283)

Cash flows from investing activities:
Acquisitions of property and equipment	(8)	(33)
Acquisitions of intangible assets	—	—

Cash used in investing activities	(8)	(33)

Cash flows from financing activities:
Net borrowings (repayments) on line of credit	(1532)	280

Net cash (used in) provided by financing activities	(1532)	280

Net decrease in cash	(59)	(36)
Cash at beginning of period	59	70

Cash at end of period	$0	$34

See notes to financial statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying interim condensed financial statements of Kiddopotamus and Company are unaudited, but in the opinion of management, reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the interim periods. Accordingly, they do not include all information and notes required by generally accepted accounting principles for complete financial statements. The results of operations for interim periods are not necessarily indicative of results to be expected for the entire fiscal year or any other period. These interim financial statements should be read in conjunction with the Company’s financial statements and notes for the year ended December 31, 2007 elsewhere in this document.